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                                  PRESS RELEASE
                    FOR RELEASE OCTOBER 22, 2008 AT 4:00 P.M.

                          For More Information Contact
                      Joseph J. Bouffard, President and CEO
                                 (410) 248-9130
                               BCSB Bancorp, Inc.

              BCSB BANCORP, INC. REPORTS RESULTS FOR THE YEAR ENDED
                               SEPTEMBER 30, 2008

BCSB Bancorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, F.S.B., headquartered in Baltimore, Maryland, reported net income of $894,000 or $0.30 per basic and diluted share for the year ended September 30, 2008, as compared to a net loss of $2.9 million or ($0.95) per basic and diluted share for the year ended September 30, 2007. For the three months ended September 30, 2008, net income was $461,000 or $0.16 per basic and diluted share as compared to a net loss of $307,000 or ($0.11) per basic and diluted share for the three months ended September 30, 2007.

During the three and twelve months ended September 30, 2008, the Company benefited from increases in net interest income and non-interest income as compared to corresponding periods in the prior fiscal year. These improvements to earnings were partially offset by $360,000 in loan loss provisions during the three months ended September 30, 2008 to address the continued decline in economic conditions, particularly in relation to the local real estate market.

The loss for the year ended September 30, 2007 was primarily associated with the balance sheet restructuring completed by the Company in March of 2007. In conjunction with this restructuring, the Company realized pre-tax losses of $7.1 million from the sale of investments and loans. Also during the year ended September 30, 2007, the Bank received $3.4 million in insurance proceeds as a partial recovery of losses incurred resulting from a check-kiting fraud perpetrated against the Bank in June of 2006.

The $307,000 loss for the quarter ended September 30, 2007 was due to $296,000 of expenses related to the check-kiting scheme previously discussed and additional compensation expenses of approximately $150,000 related to an agreement with a member of the executive management team, who retired after 34 years of service. In addition, professional fees of approximately $150,000 were incurred for special, limited scope consulting and legal projects.

Stockholders' equity increased by $15.2 million during the year ended September 30, 2008. This reflects the Company's increased earnings as well as its successful capital raising efforts. Stockholders' equity was negatively impacted by accumulated other comprehensive loss (net of taxes) which was ($2.5) million at September 30, 2008 compared to ($1.6) million at the end of the previous quarter. Most of this loss relates to the Company's $25.1 million in collateralized mortgage obligation securities portfolio, for which the gross market value declined by $1.1 million in the most recent quarter and $3.7 million in the last six months. This is reflective of turmoil in the mortgage backed securities market and the price drop in the market value of these securities. The Company has the ability and the intent to hold these securities to maturity and, to date, the securities have performed in accordance with their terms. If in the future it is determined that declines in market values with respect to these or any other securities are other than temporary, the Company would be required to recognize losses in its Consolidated Statement of Operations. The Company has no equity holdings in Federal Home Loan Mortgage Corporation or Federal National Mortgage Association stock and, accordingly, has no loss exposure in this area.

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President and CEO Joseph J. Bouffard commented that he was very pleased with progress made over the past fiscal year despite unprecedented challenges within the industry. The Company was successful in achieving its three major initiatives for the year, which were to raise capital, have a regulatory supervisory agreement rescinded and become profitable. During the year, the Company converted to a fully publicly traded company. As a result of the conversion, capital ratios were strengthened and debt was reduced at both the Bank and the holding company. Earlier in the year, in recognition of the Company's improvements, the Bank's principal regulator, the Office of Thrift Supervision, rescinded a Supervisory Agreement that had been in effect since 2005. The Company has also enjoyed four consecutive quarters of profitability. On a cautionary note Bouffard noted that loan charge-offs increased during the three months ended September 30, 2008. And although nonperforming loans have declined recently, future additions to the loan loss reserve may be necessary if economic conditions deteriorate further.

               FISCAL YEAR ENDED SEPTEMBER 30, 2008 HIGHLIGHTS

o Raised nearly $20 million by completing conversion from Mutual Holding Company structure to a fully publicly owned corporation.

o Net interest income for the year increased by more than $1.2 million or 8.9% compared to 2007.

o Paid off more than $16 million in debt, including $6 million in Trust Preferred Securities.

o Interest rate spread for 2008 improved to 2.60% from 2.04% in 2007, a 27% increase over the prior year.

o Allowance for loan losses to nonperforming loans increased to 320% in 2008 from 116% in 2007.

o Equity to assets ratio at September 30, 2008 improved to 8.8% from 5.4% at September 30, 2007.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, and local and national economic factors. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

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

                               BCSB Bancorp, Inc.
                 Consolidated Statements of Financial Condition
                                   (Unaudited)

                                            September 30,       September 30,
                                                2008                2007
                                            -------------       -------------
                                                 (Dollars in thousands)
ASSETS
Cash equivalents and time deposits          $     35,083        $     76,116
Investment Securities, available for                 994               3,970
 sale
Loans Receivable, net                            400,469             416,302
Mortgage-backed Securities, available             89,956             104,999
 for sale
Foreclosed Real Estate                             1,244                  94
Premises and Equipment, net                        9,762              10,454
Bank Owned Life Insurance                         14,389              13,847
Other Assets                                      15,185              16,599
                                            -------------       -------------
Total Assets                                $    567,082        $    642,381
                                            =============       =============

LIABILITIES
Deposits                                    $    484,791        $    558,457
Borrowings                                        10,000              20,000
Junior Subordinated Debentures                    17,011              23,197
Other Liabilities                                  5,525               6,135
                                            -------------       -------------
Total Liabilities                                517,327             607,789
Total Stockholders' Equity                        49,755              34,592
                                            -------------       -------------
Total Liabilities & Stockholders' Equity    $    567,082        $    642,381
                                            =============       =============


                      Consolidated Statements of Operations
                                   (Unaudited)

                                     Three Months ended       Twelve Months ended
                                        September 30,            September 30,
                                     2008          2007        2008         2007
                                    --------      --------    -------      -------
                                    (Dollars in thousands)    (Dollars in thousands
                                     except per share data)   except per share data)
 Interest Income                    $ 8,019       $ 9,252     $34,137      $39,112
 Interest Expense                     3,926         5,632      19,329       25,517
                                    --------      --------    -------      -------
 Net Interest Income                  4,093         3,620      14,808       13,595
 Provision for Loan Losses              360             0         360          117
                                    --------      --------    -------      -------
 Net Interest Income After            3,733         3,620      14,448       13,478
  Provision for Loan Losses
 Total Non-Interest Income              613           497       2,047       (5,335)
 Total Non-Interest Expenses          3,633         4,645      15,266       12,809
                                    --------      --------    -------      -------
 Income (Loss) Before Tax Expense       713         (528)       1,229       (4,666)
  (Benefit)
 Income Tax Expense (Benefit)           252         (221)         335       (1,745)
                                    --------      --------    -------      -------
 Net Income (Loss)                  $   461       $ (307)     $   894      $(2,921)
                                    ========      ========    =======      =======
 Basic and Diluted Earnings
 (Loss) Per Share                   $  0.16       $(0.11)     $  0.30      $ (0.95)
                                    ========      ========    =======      =======

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
                         Summary of Financial Highlights
                                   (Unaudited)

                                                     Three Months ended      Twelve Months ended
                                                        September 30,            September 30,
                                                      2008          2007       2008          2007
                                                    --------      --------   --------      -------
 Return (Loss) on Average Assets (Annualized)        0.32%          (.19%)      0.15%       (0.41%)
 Return (Loss) on Average Equity (Annualized)        3.69%         (3.55%)      2.08%       (8.57%)

 Interest Rate Spread                                3.02%          2.49%       2.60%        2.04%
 Net Interest Margin                                 3.08%          2.44%       2.61%        2.04%

 Efficiency Ratio                                   77.20%        112.80%      90.56%      155.18%
 Ratio of Average Interest Earnings
    Assets/Interest Bearing Liabilities            101.84%         98.81%     100.35%       99.83%


                            Allowance for Loan Losses
                                   (Unaudited)

                                               Three Months ended         Twelve Months ended
                                                  September 30,               September 30,
                                              2008            2007          2008         2007
                                             --------       --------      --------     --------
                                             (Dollars in thousands)       (Dollars in thousands)
 Allowance at Beginning of Period            $ 2,675        $ 2,706       $2,650       $2,679
 Provision for Loan Loss                         360             --          360          117
 Recoveries                                       50              6          265          218
 Charge-Offs                                    (413)           (62)        (603)        (364)
                                             --------       -------       -------      -------
 Allowance at End of Period                  $ 2,672        $ 2,650       $2,672       $2,650
                                             ========       =======       =======      =======

 Allowance for Loan Losses as a
   Percentage of Gross Loans                    0.65%          0.62%        0.65%        0.62%

 Allowance for Loan Losses as a
   Percentage of Nonperforming Loans           320.0%         115.7%       320.0%       115.7%



                              Non-Performing Assets
                                   (Unaudtied)

                                                 At                                 At
                                             September 30,      At June 30,    September 30,
                                                 2008              2008           2007
                                            ---------------    ------------    -------------
                                                          (Dollars in thousands)
Nonperforming Loans:
  Commercial                                 $      671         $    1,649      $    2,266
  Real Estate                                       162                 --              --
  Consumer                                            2                 13              24
                                            -----------         ----------      ----------
    Total Nonperforming Loans                       835              1,662           2,290
Foreclosed Real Estate                            1,230                 --              --
Other NonPerforming Assets                           14                 20              --
                                            -----------        -----------     -----------
    Total Nonperforming Assets               $    2,079         $    1,682      $    2,290
                                            ===========        ===========     ===========

Nonperforming Loans as a Percentage
  of Total Net Loans                               0.21%              0.41%           0.55%

Nonperforming Assets as a Percentage
  of Total Assets                                  0.37%              0.28%           0.37%
